Exhibit 3.3(a)

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•      First: The name of this Corporation is EchoStar Leasing Corporation.

•      Second: Its registered office in the State of Delaware is to be located at 2711 Centerville road Suite 400 Street in the City of Wilmington, DE County of New Castle Zip Code 19808.  The registered agent in charge thereof is Corporation Service Company.

•      Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•      Fourth: The amount of the total stock of this corporation is authorized to issue is 10 shares (number of authorized shares) with a par value of 0.0100000000 per share.

•      Fifth: The name and mailing address of the incorporator are as follows:

Name EchoStar Corporation

Mailing Address 90 Inverness Circle East

                            Englewood, CO Zip Code 80112

•      I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 14th day of March, A.D. 2008.

EchoStar Corporation
90 Inverness Circle East	BY:	/s/ R. Stanton Dodge
Englewood, CO 80112	(Incorporator)

	NAME :	R. Stanton Dodge
(type or print) Sole Shareholder